Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Third Quarter 2021 Financial Results

•	Third Quarter 2021 Revenues of $702.2 Million, Up 13% Compared to $622.2 Million in Prior Year Quarter

•	Third Quarter 2021 EPS of $1.96, Up 45% Compared to $1.35 in Prior Year Quarter; Third Quarter 2021 Adjusted EPS of $2.02, Up 31% Compared to $1.54 in Prior Year Quarter

•	Company Raises Lower End of Full Year 2021 Guidance Range for Revenues and Raises Full Year 2021 Guidance Ranges for EPS and Adjusted EPS

Washington, D.C., October 28, 2021 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended September 30, 2021.

Third quarter 2021 revenues of $702.2 million increased $80.0 million, or 12.9%, compared to revenues of $622.2 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased $70.1 million, or 11.3%, compared to the prior year quarter. Acquisition-related revenues contributed $3.7 million in the quarter. Excluding the estimated positive impact of FX and acquisition-related revenues, revenues increased $66.4 million, or 10.7%, compared to the prior year quarter. The increase in revenues was due to higher demand across all business segments. Net income of $69.5 million compared to $50.2 million in the prior year quarter. The increase in net income was primarily due to higher revenues and FX remeasurement gains, which was partially offset by higher compensation expenses, which includes the impact of a 6.9% increase in billable headcount, and higher selling, general and administrative (“SG&A”) expenses compared to the prior year quarter. Adjusted EBITDA of $100.3 million, or 14.3% of revenues, compared to $90.9 million, or 14.6% of revenues, in the prior year quarter.

Third quarter 2021 diluted earnings per share (“EPS”) of $1.96 compared to $1.35 in the prior year quarter. Third quarter 2021 EPS included $2.4 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.06. Third quarter 2020 EPS included a $7.1 million special charge, which reduced EPS by $0.14, and $2.3 million of non-cash interest expense, which reduced EPS by $0.05. Third quarter 2021 Adjusted EPS of $2.02, which excludes the non-cash interest expense, compared to Adjusted EPS of $1.54 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “These powerful results reflect our multi-year commitment to invest behind our leading positions and expand into new adjacencies by developing, attracting and supporting the best professionals. That commitment, in turn, has allowed us to grow our capacity and capabilities and increasingly deliver for our clients when they are facing their most significant challenges and opportunities.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $196.9 million for the quarter ended September 30, 2021 compared to $111.6 million for the quarter ended September 30, 2020. The year-over-year increase in net cash provided by operating activities was largely due to an increase in cash collected resulting from higher revenues, which was partially offset by an increase in compensation-related costs and other operating expenses compared to the prior year quarter.

Cash and cash equivalents of $342.5 million at September 30, 2021 compared to $304.7 million at September 30, 2020 and $256.9 million at June 30, 2021. Total debt, net of cash, of ($1.3) million at September 30, 2021 improved compared to $36.6 million at September 30, 2020 and $159.4 million at June 30, 2021. The sequential decrease in total debt, net of cash, was primarily due to an increase in cash and cash equivalents and repayment of borrowings under the Company’s senior secured bank revolving credit facility.

There were no share repurchases during the quarter ended September 30, 2021. As of September 30, 2021, approximately $167.1 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

Third Quarter 2021 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $13.7 million, or 5.8%, to $250.3 million in the quarter, compared to $236.6 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $10.1 million, or 4.3%, due to higher demand for transactions and business transformation services, which was partially offset by lower demand for restructuring services compared to the prior year quarter. Adjusted Segment EBITDA of $55.6 million, or 22.2% of segment revenues, compared to $56.2 million, or 23.8% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to higher compensation, which includes the impact of a 6.0% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $26.2 million, or 22.0%, to $145.3 million in the quarter, compared to $119.1 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $24.9 million, or 20.9%. Acquisition-related revenues contributed $3.7 million in the quarter. Excluding the estimated positive impact from FX and acquisition-related revenues, revenues increased $21.3 million, or 17.8%, primarily due to higher demand for investigations, disputes and health solutions services. Adjusted Segment EBITDA of $16.6 million, or 11.4% of segment revenues, compared to $13.6 million, or 11.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 7.7% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $17.6 million, or 11.3%, to $172.5 million in the quarter, compared to $155.0 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $14.9 million, or 9.6%, primarily due to higher demand for non-merger and acquisition (“M&A”)-related antitrust and financial economics services, which was partially offset by lower demand for M&A-related antitrust services compared to the prior year quarter. Adjusted Segment EBITDA of $29.9 million, or 17.3% of segment revenues, compared to $25.7 million, or 16.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, which includes the impact of a 5.1% increase in billable headcount compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $6.1 million, or 10.4%, to $64.7 million in the quarter, compared to $58.6 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $5.1 million, or 8.6%, primarily due to higher demand for litigation, investigations and information governance services, which was partially offset by a decline in M&A-related “second request” services compared to the prior year quarter. Adjusted Segment EBITDA of $7.8 million, or 12.1% of segment revenues, compared to $11.9 million, or 20.4% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to higher compensation, which includes the impact of a 12.4% increase in billable headcount, and higher SG&A expenses compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $16.5 million, or 31.1%, to $69.4 million in the quarter, compared to $53.0 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $15.1 million, or 28.5%, primarily due to higher demand for corporate reputation and public affairs services compared to the prior year quarter. Adjusted Segment EBITDA of $15.5 million, or 22.3% of segment revenues, compared to $8.4 million, or 15.9% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues compared to the prior year quarter.

2021 Guidance

In light of record financial performance during the first nine months of 2021, the Company is raising the lower end of its previous full year 2021 guidance range for revenues of between $2.700 billion and $2.800 billion. The Company now expects revenues of between $2.750 billion and $2.800 billion. The Company is raising its previous full year 2021 guidance ranges for EPS of between $5.89 and $6.39 and Adjusted EPS of between $6.00 and $6.50 to EPS of between $6.39 and $6.64 and Adjusted EPS of between $6.50 and $6.75. The $0.11 per share variance between EPS and Adjusted EPS guidance for full year 2021 includes estimated non-cash interest expense of approximately $0.20 per share related to the Company’s 2023 Convertible Notes and the second quarter 2021 $0.09 per share gain related to the fair value remeasurement of acquisition-related contingent consideration.

Third Quarter 2021 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter 2021 financial results at 9:00 a.m. Eastern Time on Thursday, October 28, 2021. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,600 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.46 billion in revenues during fiscal year 2020. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, policies and practices, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, environmental, social and governance (“ESG”)-related issues, scientific and technological developments, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “aspires,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, intentions, aspirations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on October 28, 2021 and Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on February 25. 2021, and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$342,527	$294,953
Accounts receivable, net	809,878	711,357
Current portion of notes receivable	32,823	35,253
Prepaid expenses and other current assets	83,266	88,144

Total current assets	1,268,494	1,129,707
Property and equipment, net	132,857	101,642
Operating lease assets	224,961	156,645
Goodwill	1,234,023	1,234,879
Intangible assets, net	34,504	41,550
Notes receivable, net	59,123	61,121
Other assets	52,962	51,819

Total assets	$3,006,924	$2,777,363

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$157,794	$170,066
Accrued compensation	451,549	455,933
Billings in excess of services provided	36,279	44,172

Total current liabilities	645,622	670,171
Long-term debt, net	319,355	286,131
Noncurrent operating lease liabilities	232,390	161,677
Deferred income taxes	168,232	158,342
Other liabilities	97,022	100,861

Total liabilities	1,462,621	1,377,182

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,295 (2021) and 34,481 (2020)	343	345
Additional paid-in capital	8,490	—
Retained earnings	1,659,947	1,506,271
Accumulated other comprehensive loss	(124,477)	(106,435)

Total stockholders’ equity	1,544,303	1,400,181

Total liabilities and stockholders’ equity	$3,006,924	$2,777,363

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,
	2021	2020
	(Unaudited)
Revenues	$702,228	$622,249

Operating expenses
Direct cost of revenues	472,235	417,179
Selling, general and administrative expenses	138,600	122,102
Special charges	—	7,103
Amortization of intangible assets	2,860	2,795

	613,695	549,179

Operating income	88,533	73,070

Other income (expense)
Interest income and other	5,175	(3,340)
Interest expense	(5,073)	(5,151)

	102	(8,491)

Income before income tax provision	88,635	64,579
Income tax provision	19,155	14,407

Net income	$69,480	$50,172

Earnings per common share — basic	$2.07	$1.41

Weighted average common shares outstanding — basic	33,495	35,639

Earnings per common share — diluted	$1.96	$1.35

Weighted average common shares outstanding — diluted	35,362	37,086

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(18,607)	$21,330

Total other comprehensive income (loss), net of tax	(18,607)	21,330

Comprehensive income	$50,873	$71,502

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Revenues	$2,099,991	$1,834,694

Operating expenses
Direct cost of revenues	1,431,381	1,232,437
Selling, general and administrative expenses	399,076	375,989
Special charges	—	7,103
Amortization of intangible assets	8,515	7,440

	1,838,972	1,622,969

Operating income	261,019	211,725

Other income (expense)
Interest income and other	5,297	3,879
Interest expense	(15,164)	(15,169)

	(9,867)	(11,290)

Income before income tax provision	251,152	200,435
Income tax provision	54,394	45,342

Net income	$196,758	$155,093

Earnings per common share — basic	$5.88	$4.30

Weighted average common shares outstanding — basic	33,478	36,073

Earnings per common share — diluted	$5.58	$4.11

Weighted average common shares outstanding — diluted	35,265	37,708

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(18,042)	$(204)

Total other comprehensive loss, net of tax	(18,042)	(204)

Comprehensive income	$178,716	$154,889

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income	$69,480	$50,172	$196,758	$155,093
Add back:
Special charges	—	7,103	—	7,103
Tax impact of special charges	—	(1,847)	—	(1,847)
Remeasurement of acquisition-related contingent consideration	—	—	(3,130)	—
Non-cash interest expense on convertible notes	2,412	2,286	7,141	6,766
Tax impact of non-cash interest expense on convertible notes	(627)	(595)	(1,857)	(1,760)

Adjusted Net Income	$71,265	$57,119	$198,912	$165,355

Earnings per common share — diluted	$1.96	$1.35	$5.58	$4.11
Add back:
Special charges	—	0.19	—	0.19
Tax impact of special charges	—	(0.05)	—	(0.05)
Remeasurement of acquisition-related contingent consideration	—	—	(0.09)	—
Non-cash interest expense on convertible notes	0.08	0.06	0.20	0.18
Tax impact of non-cash interest expense on convertible notes	(0.02)	(0.01)	(0.05)	(0.04)

Adjusted earnings per common share — diluted	$2.02	$1.54	$5.64	$4.39

Weighted average number of common shares outstanding — diluted	35,362	37,086	35,265	37,708

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2021
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$6.39	$6.64
Remeasurement of acquisition-related contingent consideration	(0.09)	(0.09)
Non-cash interest expense on convertible notes, net of tax	0.20	0.20

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$6.50	$6.75

(1)

The forward-looking guidance on estimated 2021 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, or gain or loss on sale of a business as these items are dependent on future events that are uncertain and difficult to predict. The forward-looking guidance excludes any shares of common stock potentially issuable upon conversion of the 2023 Convertible Notes from the calculation of EPS.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$69,480
Interest income and other							(5,175)
Interest expense							5,073
Income tax provision							19,155

Operating income	$52,316	$15,101	$28,455	$4,416	$14,219	$(25,974)	$88,533
Depreciation and amortization	1,446	1,270	1,462	3,419	533	737	8,867
Amortization of intangible assets	1,873	249	—	—	737	1	2,860

Adjusted EBITDA	$55,635	$16,620	$29,917	$7,835	$15,489	$(25,236)	$100,260

Nine Months Ended September 30, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$196,758
Interest income and other							(5,297)
Interest expense							15,164
Income tax provision							54,394

Operating income	$126,718	$59,599	$82,891	$38,315	$35,537	$(82,041)	$261,019
Depreciation and amortization	4,016	3,808	4,304	9,636	1,630	2,237	25,631
Amortization of intangible assets	5,644	647	—	—	2,221	3	8,515
Remeasurement of acquisition-related contingent consideration	(3,130)	—	—	—	—	—	(3,130)

Adjusted EBITDA	$133,248	$64,054	$87,195	$47,951	$39,388	$(79,801)	$292,035

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$50,172
Interest income and other							3,340
Interest expense							5,151
Income tax provision							14,407

Operating income (loss)	$52,372	$8,729	$24,304	$8,621	$5,105	$(26,061)	$73,070
Depreciation and amortization	1,109	1,207	1,337	3,041	542	713	7,949
Amortization of intangible assets	1,873	171	44	1	706	—	2,795
Special charges	861	3,484	35	276	2,074	373	7,103

Adjusted EBITDA	$56,215	$13,591	$25,720	$11,939	$8,427	$(24,975)	$90,917

Nine Months Ended September 30, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$155,093
Interest income and other							(3,879)
Interest expense							15,169
Income tax provision							45,342

Operating income	$172,847	$17,853	$55,916	$23,642	$21,395	$(79,928)	$211,725
Depreciation and amortization	3,126	3,788	4,040	8,939	1,680	2,083	23,656
Amortization of intangible assets	4,591	627	133	1	2,088	—	7,440
Special charges	861	3,484	35	276	2,074	373	7,103

Adjusted EBITDA	$181,425	$25,752	$60,124	$32,858	$27,237	$(77,472)	$249,924

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended September 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$250,321	$55,635	22.2%	62%	$465	1,704
Forensic and Litigation Consulting	145,264	16,620	11.4%	54%	$355	1,476
Economic Consulting	172,543	29,917	17.3%	68%	$539	925
Technology (1)	64,657	7,835	12.1%	N/M	N/M	443
Strategic Communications (1)	69,443	15,489	22.3%	N/M	N/M	817

	$702,228	$125,496	17.9%			5,365

Unallocated Corporate		(25,236)

Adjusted EBITDA		$100,260	14.3%

Nine Months Ended September 30, 2021 (Unaudited)
Corporate Finance & Restructuring	$707,495	$133,248	18.8%	60%	$457	1,704
Forensic and Litigation Consulting	446,831	64,054	14.3%	58%	$350	1,476
Economic Consulting	525,122	87,195	16.6%	73%	$510	925
Technology (1)	222,762	47,951	21.5%	N/M	N/M	443
Strategic Communications (1)	197,781	39,388	19.9%	N/M	N/M	817

	$2,099,991	$371,836	17.7%			5,365

Unallocated Corporate		(79,801)

Adjusted EBITDA		$292,035	13.9%

Three Months Ended September 30, 2020 (Unaudited)
Corporate Finance & Restructuring	$236,615	$56,215	23.8%	64%	$460	1,608
Forensic and Litigation Consulting	119,104	13,591	11.4%	48%	$337	1,371
Economic Consulting	154,978	25,720	16.6%	66%	$502	880
Technology (1)	58,585	11,939	20.4%	N/M	N/M	394
Strategic Communications (1)	52,967	8,427	15.9%	N/M	N/M	766

	$622,249	$115,892	18.6%			5,019

Unallocated Corporate		(24,975)

Adjusted EBITDA		$90,917	14.6%

Nine Months Ended September 30, 2020 (Unaudited)
Corporate Finance & Restructuring	$690,375	$181,425	26.3%	68%	$468	1,608
Forensic and Litigation Consulting	373,082	25,752	6.9%	50%	$333	1,371
Economic Consulting	438,609	60,124	13.7%	68%	$482	880
Technology (1)	164,392	32,858	20.0%	N/M	N/M	394
Strategic Communications (1)	168,236	27,237	16.2%	N/M	N/M	766

	$1,834,694	$327,396	17.8%			5,019

Unallocated Corporate		(77,472)

Adjusted EBITDA		$249,924	13.6%

N/M - Not meaningful

(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Operating activities
Net income	$196,758	$155,093
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,631	23,655
Amortization and impairment of intangible assets	8,515	7,440
Acquisition-related contingent consideration	(1,014)	4,652
Provision for expected credit losses	14,816	15,608
Share-based compensation	17,150	17,576
Amortization of debt discount and issuance costs and other	8,551	9,073
Deferred income taxes	5,128	(1,658)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(115,544)	(86,491)
Notes receivable	4,392	3,346
Prepaid expenses and other assets	1,145	8,294
Accounts payable, accrued expenses and other	(22,745)	7,713
Income taxes	18,025	(14,635)
Accrued compensation	2,803	(18,985)
Billings in excess of services provided	(7,691)	10,296

Net cash provided by operating activities	155,920	140,977

Investing activities
Payments for acquisition of businesses, net of cash received	(9,833)	(25,271)
Purchases of property and equipment and other	(52,441)	(25,105)

Net cash used in investing activities	(62,274)	(50,376)

Financing activities
Borrowings under revolving line of credit	377,500	149,500
Repayments under revolving line of credit	(352,500)	(124,500)
Purchase and retirement of common stock	(46,133)	(175,832)
Share-based compensation tax withholdings and other	(8,277)	(5,195)
Payments for business acquisition liabilities	(7,496)	(3,948)
Deposits	1,928	4,561

Net cash used in financing activities	(34,978)	(155,414)

Effect of exchange rate changes on cash and cash equivalents	(11,094)	98

Net increase (decrease) in cash and cash equivalents	47,574	(64,715)
Cash and cash equivalents, beginning of period	294,953	369,373

Cash and cash equivalents, end of period	$342,527	$304,658

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net cash provided by operating activities	$196,946	$111,563	$155,920	$140,977
Purchases of property and equipment	(24,745)	(11,764)	(52,470)	(25,663)

Free Cash Flow	$172,201	$99,799	$103,450	$115,314